Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Zachary C. Parker, President and Chief Executive Officer	(Investor Relations)
John E. Kahn, Chief Financial Officer	Donald C. Weinberger/Adam Lowensteiner
TeamStaff, Inc.	Wolfe Axelrod Weinberger Associates, LLC
1776 Peachtree Street, NW	212-370-4500
Atlanta, GA 30309	don@wolfeaxelrod.com
866-952-1647	adam@wolfeaxelrod.com

Christy N. Buechler, Marketing & Communications Manager (Media)
TeamStaff, Inc.
404-985-8818
christy.buechler@teamstaff.com

TEAMSTAFF ANNOUNCES CONCLUSION OF RIGHTS OFFERING

Atlanta, Georgia — June 18, 2012 — TeamStaff, Inc. (NASDAQ: TSTF), a leading healthcare and logistics services provider to the Federal Government, including the Departments of Defense and Veterans Affairs, reported today the completion of its previously announced rights offering, which expired on Wednesday, June 6, 2012 and related standby purchase agreement. The Company successfully raised the $4.2 million it had sought by selling 3,230,769 shares of its common stock at the $1.30 per share offering price. As a result, the total number of shares of the Company’s common stock outstanding is now 9,305,702. Officers and directors purchased an aggregate of 137,678 shares in the rights offering.  Subscription rights that were not exercised by 5:00 p.m., New York City time, on June 6, 2012 have expired.

TeamStaff President and Chief Executive Officer Zachary Parker stated, “We are pleased to conclude our rights offering which improves our capital structure to better enable us to compete for and execute larger government contracts that are within our strategic lines of business.”

About TeamStaff, Inc.

TeamStaff Inc. (Nasdaq: TSTF) serves clients throughout the United States as a full-service provider of healthcare, logistics, and technical support services to DoD and Federal agencies.  The company recently gained approval from shareholders to change TeamStaff, Inc.’s corporate name to DLH Holdings Corp., which the company intends to implement subsequent to the conclusion of its recent rights offering. For more information, visit the corporate web site at www.dlhcorp.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements. These statements relate to future events or TeamStaff’s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans” (and similar expressions) should be considered forward looking statements. There are a number of important factors that could cause TeamStaff’s actual results to differ materially from those indicated by the forward looking statements. including those factors described under “Risk Factors” in the Company’s prospectus included as part of the Registration Statement on Form S-1 filed by the Company in connection with the Rights Offering and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements.  TeamStaff undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

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